NSAR 77O

VK Enterprise
10f-3 Transactions


Underwriting # Underwriting   Purchased  Amount   %of under  date of
                              From       shares      writing purchase
   1         CDW Computers    Goldman, Sachs 198,900   2.15% 08/07/01




Other Principal Underwriters for #1

Morgan Stanley & Co. Incorporated
William Blair & Co.
Goldman, Sachs & Co.
Robert W. Baird & Co. Incorporated
Raymond James & Associates, Inc.
Banc of America Securities LLC
A.G. Edwards & Sons, Inc.
Sanders Morris Harris Inc.
Muriel Sierbert & Co., Inc.
Wit SoundView Corporation